Exhibit 99.1

FirstEnergy Corp.                        For Release: February 25, 2013
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                        Investor Contact:
Tricia Ingraham                            Irene Prezelj
(330) 384-5247                            (330) 384-3859

FirstEnergy Reports 2012 Earnings
Reaffirms 2013 Non-GAAP Guidance

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today reported full-year 2012 basic earnings of $3.34 per share of common stock on a non-GAAP* basis. These results exclude the impact of the special items listed below. In 2011, non-GAAP earnings were $3.64 per share.

“In 2012, we successfully controlled costs, improved our operational performance, and continued building our competitive business, consistent with our strategies,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy. “This year, we will remain focused on continuing the strong operational performance in our three core businesses, generation, transmission and distribution, while delivering financial stability and pursuing opportunities for growth.”

The company also reaffirmed its 2013 non-GAAP earnings guidance of $2.85 to $3.15 per share.

On a GAAP basis, full-year 2012 earnings were $1.85 per basic share ($1.84 diluted), on net income of $771 million and revenue of $15.3 billion. In 2011, GAAP earnings were $2.22 per basic share ($2.21 diluted) on net income of $869 million and revenue of $16.1 billion.

Fourth quarter 2012 non-GAAP earnings were $0.80 per share of common stock. This compares to fourth quarter 2011 non-GAAP earnings of $0.77 per share. On a GAAP basis, the company reported a fourth quarter 2012 net loss of $148 million, or a loss of $0.35 per basic share, on revenue of $3.5 billion. In 2011, GAAP earnings were $0.23 per basic and diluted share on net income of $99 million and revenue of $3.9 billion.

The annual adjustment for pension and other post-employment benefits actuarial assumptions reduced fourth quarter 2012 GAAP earnings by $0.91 per share, resulting in the loss for the quarter. Last year's adjustment reduced GAAP earnings by $0.74 per share in the fourth quarter of 2011, but that adjustment was more than offset by a one-time gain from the sale of non-core assets.

GAAP to Non-GAAP* Reconciliation
	Fourth Quarter		Full Year		Full Year
	2012	2011	2012	2011	2013
Basic Earnings Per Share (GAAP)	$(0.35)	$0.23	$1.85	$2.22	$2.55-$2.85
Excluding Special Items:
Mark-To-Market Adjustments -
Pension/OPEB actuarial assumptions	0.91	0.74	0.91	0.78	—
Other	(0.03)	(0.03)	(0.11)	0.02	—
Regulatory Charges	0.02	—	0.08	0.05	0.06
Trust Securities Impairment	0.01	—	0.02	0.03	—
Income Tax Legislative Change	0.02	0.06	0.08	0.07	—
Merger Transaction/Integration Costs	0.02	0.01	0.04	0.41	—
Impact of Non-Core Asset Sales/Impairments	0.04	(0.81)	0.03	(0.78)	0.08
Plant Closing Costs	0.12	—	0.29	—	0.01
Restructuring Costs	0.01	—	0.02	—	0.01
Merger Accounting - Commodity Contracts	0.03	0.08	0.13	0.26	0.08
Generating Plant Charges	—	0.49	—	0.52	—
Litigation Resolution	—	—	—	0.06	—
Debt Redemption Costs	—	—	—	—	0.06
Basic Earnings Per Share (Non-GAAP*)	$0.80	$0.77	$3.34	$3.64	$2.85-$3.15

Fourth quarter 2012 non-GAAP results benefited from lower operating costs, higher distribution deliveries and increased investment income. Results were negatively affected by lower sales margins and a higher effective income tax rate.

Full year non-GAAP results benefited from lower operating costs, the net impact of the Allegheny merger (2011 included results for only 10 months), reduced interest expense and higher investment income. These drivers partially offset lower full-year sales margins, a higher effective income tax rate, and reduced distribution deliveries.

Fourth quarter distribution deliveries increased 1 percent in 2012 compared to 2011. Industrial deliveries in the quarter decreased 3 percent compared to the same period in 2011, while commercial deliveries were essentially flat and residential deliveries increased 5 percent, largely due to cooler weather compared to the fourth quarter of 2011.

The company's competitive subsidiary, FirstEnergy Solutions, expanded its retail customer count by 42 percent in the year, growing from approximately 1.9 million customers at the end of 2011 to nearly 2.6 million at the end of 2012. FirstEnergy Solutions also grew direct retail sales by 18 percent in the year. In the fourth quarter, sales margins benefited from the execution of the company's retail strategy, but these gains were offset by a decrease in capacity revenues due to lower capacity prices.

FirstEnergy's Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the year and for the fourth quarter of 2012 - is posted on the company's website - www.firstenergycorp.com/ir. To access the report, click on Fourth Quarter 2012 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Time today. FirstEnergy management will present an overview of the company's financial results, followed by a question-and-answer session. The teleconference can be accessed on the company's website by selecting the Q4 2012 Earnings Conference Call link. The webcast will be archived on the website.

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence. Its 10 electric distribution companies form one of the nation's largest investor-owned electric systems, serving customers in Maryland, Ohio, Pennsylvania, New Jersey, New York and West Virginia. Its generation subsidiaries control more than 20,000 megawatts of capacity from a diversified mix of scrubbed coal, non-emitting nuclear, natural gas, hydro, pumped-storage hydro and other renewables. Follow FirstEnergy on Twitter @FirstEnergyCorp.

(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are intended to complement, and not considered as an alternative to, the most directly comparable GAAP financial measure. Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This News Release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to: the speed and nature of increased competition in the electric utility industry, in general, and the retail sales market in particular, the impact of the regulatory process on the pending matters before FERC and in the various states in which we do business including, but not limited to, matters related to rates and pending rate cases, the uncertainties of various cost recovery and cost allocation issues resulting from ATSI's realignment into PJM, economic or weather conditions affecting future sales and margins, regulatory outcomes associated with Hurricane Sandy, changing energy, capacity and commodity market prices including, but not limited to, coal, natural gas and oil, and availability and their impact on retail margins, financial derivative reforms that could increase our liquidity needs and collateral costs, the continued ability of our regulated utilities to collect transition and other costs, operation and maintenance costs being higher than anticipated, other legislative and regulatory changes, and revised environmental requirements, including possible GHG emission, water discharge, water intake and coal combustion residual regulations, the potential impacts of CAIR, and any laws, rules or regulations that ultimately replace CAIR, and the effects of the EPA's MATS rules including our estimated costs of compliance, the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including NSR litigation or potential regulatory initiatives or rulemakings (including that such expenditures could result in our decision to deactivate or idle certain generating units), the uncertainties associated with the deactivation of certain older unscrubbed regulated and competitive fossil units, including the impact on vendor commitments, and the timing thereof as they relate to, among other things, the RMR arrangements and the reliability of the transmission grid, adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to the revocation or non-renewal of necessary licenses, approvals or operating permits by the NRC or as a result of the incident at Japan's Fukushima Daiichi Nuclear Plant), adverse legal decisions and outcomes related to ME's and PN's ability to recover certain transmission costs through their TSC riders, the impact of future changes to the operational status or availability of our generating units, the risks and uncertainties associated with litigation, arbitration, mediation and like proceedings, including, but not limited to, any such proceedings related to vendor commitments, replacement power costs being higher than anticipated or inadequately hedged, the ability to comply with applicable state and federal reliability standards and energy efficiency and peak demand reduction mandates, changes in customers' demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency and peak demand reduction mandates, the ability to accomplish or realize anticipated benefits from strategic and financial goals including, but not limited to, the ability to successfully complete the proposed West Virginia asset transfer and to improve our credit metrics, our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins, the ability to experience growth in the Regulated Distribution segment and to continue to successfully implement our direct retail sales strategy in the Competitive Energy Services segment, changing market conditions that could affect the measurement of liabilities and the value of assets held in our NDTs, pension trusts and other trust funds, and cause us and our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated, the impact of changes to material accounting policies, the ability to access the public securities and other capital and credit markets in accordance with our financing plans, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries, actions that may be taken by credit rating agencies that could negatively affect us and our subsidiaries' access to financing, increase the costs thereof, and increase requirements to post additional collateral to support outstanding commodity positions, LOCs and other financial guarantees, changes in national and regional economic conditions affecting us, our subsidiaries and our major industrial and commercial customers, and other counterparties including fuel suppliers, with which we do business, issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business, the risks and other factors discussed from time to time in our SEC filings, and other similar factors. Dividends declared from time to time on FE's common stock during any annual period may in the aggregate vary from the indicated amount due to circumstances considered by FE's Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

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